Exhibit A to the
Securities Purchase Agreement

THIS DEBENTURE AND THE SECURITIES ISSUABLE UPON CONVERSION OF THIS DEBENTURE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW, AND MAY NOT BE OFFERED FOR SALE OR SOLD UNLESS A REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS SHALL BE EFFECTIVE WITH RESPECT THERETO, OR AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS IS AVAILABLE IN CONNECTION WITH SUCH OFFER OR SALE.

THIS DEBENTURE DOES NOT REQUIRE PHYSICAL SURRENDER HEREOF IN THE EVENT OF A PARTIAL PAYMENT, REDEMPTION OR CONVERSION. ACCORDINGLY, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS DEBENTURE MAY BE LESS THAN THE PRINCIPAL AMOUNT INDICATED BELOW.

ENER1, INC.

7.5% SENIOR SECURED CONVERTIBLE DEBENTURE

New York, New York Issue Date: March 14, 2005	$____________

        FOR VALUE RECEIVED, ENER1, INC., a Florida corporation (the “Company”), hereby promises to pay to the order of __________________ or its permitted successors or assigns (the “Holder”) the sum of __________________ ($_______________) in same day funds, on or before [the four-year anniversary of the Issue Date] (the “Maturity Date”). The Holder may convert amounts of principal of this Debenture into shares (“Conversion Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), on the terms and subject to the conditions set forth herein.

        The Company has issued this Debenture pursuant to a Securities Purchase Agreement, dated as of March 11, 2005 (the “Securities Purchase Agreement”). The debentures issued by the Company pursuant to the Securities Purchase Agreement, including this Debenture, are collectively referred to herein as the “Debentures”, and the warrants issued by the Company pursuant to the Securities Purchase Agreement are collectively referred to herein as the “Warrants”.

        The Company’s obligations under the Debentures, including without limitation its obligation to make payments of principal thereof and interest thereon, are secured pursuant to the terms of the Security Agreement (as defined in the in the Securities Purchase Agreement), which grants the Holder and other holders of the Debentures a “springing” first priority security interest and lien in all of the securities of EnerDel and GES now or hereafter acquired by the Company; provided that such security interest and lien will not become effective except in accordance with the Security Agreement.

        The following terms shall apply to this Debenture:

1. DEFINITIONS.

        “Applicable Interest Rate” means seven and one-half percent (7.5%) per annum, provided that if any of the Milestones (as defined below) are not (and do not remain) satisfied at any time on or after the three hundred and sixty fifth (365th) day following the Issue Date, the Applicable Interest Rate shall be increased to fifteen percent (15%) per annum; provided, however, that if the Applicable Interest Rate increases pursuant to the preceding clause, and subsequent thereto all of the Milestones are satisfied concurrently for a period of at least forty five (45) consecutive calendar days, the Applicable Interest Rate shall be seven and one-half percent (7.5%) per annum for all periods thereafter, provided that if the Company again fails to maintain any of the Milestones, the Applicable Interest Rate will again increase to fifteen percent (15%).

        “Business Day” means any day other than a Saturday, a Sunday or a day on which the New York Stock Exchange is closed or on which banks are authorized by law to close in New York, New York.

        “Closing Bid Price” shall mean, for the Common Stock as of any date, the closing bid price on such date for the Common Stock on the Principal Market as reported by Bloomberg Financial Markets (“Bloomberg”), or if the Principal Market begins to operate on an extended hours basis, and does not designate the closing bid price, then the last bid price at 4:00 p.m. (eastern time), as reported by Bloomberg, or if the foregoing do not apply, the last closing bid price of the Common Stock in the over-the-counter market on the electronic bulletin board for such security as reported by Bloomberg, or, if no closing bid price is reported for such security by Bloomberg, the last closing trade price for such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security as reported in the “pink sheets” by Pink Sheets LLC (formerly the National Quotation Bureau, Inc.). If the Closing Bid Price cannot be calculated for the Common Stock on such date on any of the foregoing bases, then the Company shall submit such calculation to an independent investment banking firm of national reputation, and shall cause such investment banking firm to perform such determination and notify the Company and the Holder of the results of determination no later than two (2) Business Days from the time such calculation was submitted to it by the Company. Such investment banking firm’s determination shall be deemed conclusive absent manifest error. All such determinations shall be appropriately adjusted for any stock dividend, stock split or other similar transaction during such period.

        “Continuing Director” means at any date a member of the Company’s Board of Directors (i) who was a member of such board on the date of the Securities Purchase Agreement or (ii) who was nominated or elected by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or whose election to the Company’s Board of Directors was recommended or endorsed by at least a majority of the directors who were Continuing Directors at the time of such nomination or election or such lesser number comprising a majority of a nominating committee if authority for such nominations or elections has been delegated to a nominating committee whose authority and composition have been approved by at least a majority of the directors who were continuing directors at the time such committee was formed.

        “Conversion Price” means $1.00 (subject to adjustment as provided herein).

        “Debt” means as to any Person at any time: (a) all indebtedness, liabilities and obligations of such Person for borrowed money; (b) all indebtedness, liabilities and obligations of such Person to pay the deferred purchase price of Property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days; (c) all capital lease obligations of such Person; (d) all Debt of others guaranteed by such Person; (e) all indebtedness, liabilities and obligations secured by a Lien (other than a Permitted Lien) existing on Property owned by such Person, whether or not the indebtedness, liabilities or obligations secured thereby have been assumed by such Person or are non-recourse to such Person; (f) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers’ acceptances, surety or other bonds and similar instruments; and (g) all liabilities and obligations of such Person to redeem or retire shares of capital stock of such Person (other than the Company’s obligation to redeem the Securities under the circumstances specified therein). Debt shall not include any liability for (i) federal, state, local or other taxes imposed by a Governmental Authority, (ii) endorsements of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business or (iii) any indebtedness that has been fully and finally defeased in accordance with the terms of the documents governing such indebtedness.

        “Default Interest Rate” means the lower of fifteen (15%) and the maximum rate permitted by applicable law or by the applicable rules or regulations of any governmental agency or of any stock exchange or other self-regulatory organization having jurisdiction over the Company or the trading of its securities.

        “Effective Date” has the meaning set forth in the Registration Rights Agreement.

        “Existing Debentures” means the Company's 5% Senior Secured Convertible Debentures due January 21, 2009.

        “Existing Securities” means the Existing Debentures and warrants sold by the Company pursuant to the Existing Securities Purchase Agreement.

        “Existing Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of January 16, 2004, by and between the Company and the investors named therein for the sale and issuance by the Company of the Existing Debentures and certain warrants.

        “Fundamental Change” means the existence or occurrence of any of the following: (a) the sale, conveyance or disposition of all or substantially all of the assets of the Company; (b) the effectuation of a transaction or series of transactions in which more than fifty percent (50%) of the voting power of the Company is disposed of, other than dispositions of Common Stock by Ener1 Group, Inc. through open market transactions or sales pursuant to Rule 144, as long as (i) the purchaser of such stock has not been solicited, directly or indirectly, in connection with such transaction and (ii) no such purchaser is, immediately following such transaction or series of transactions, the beneficial owner of greater than five percent (5%) of the Common Stock; (c) the consolidation, merger or other business combination of the Company with or into any other entity, immediately following which the prior stockholders of the Company fail to own, directly or indirectly, at least fifty percent (50%) of the surviving entity; (d) a transaction or series of transactions in which any Person or group acquires more than fifty percent (50%) of the voting equity of the Company (other than Ener1 Group, Inc. or a wholly-owned Subsidiary of the Company); and (e) Continuing Directors do not at any time constitute at least a majority of the Board of Directors; provided that a Fundamental Change shall not be deemed to have occurred if at least ninety percent (90%) of the consideration (excluding cash payments for fractional shares) in the transaction or transactions constituting the Fundamental Change consists of (and the capital stock into which the Debentures would be convertible consists of) shares of capital stock that are, or upon issuance will be, listed on the New York Stock Exchange or approved for trading on the Nasdaq National Market System.

        “Governmental Authority” means any nation or government, any state, provincial or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including without limitation any stock exchange, securities market or self-regulatory organization.

        “ Agreement” means the Amended and Restated Intercreditor Agreement, dated as of March 11, 2005, by and among the Company, the holders of the Existing Debentures and the holders of the Debentures.

        “Issue Date” means the date on which this Debenture is issued pursuant to the Securities Purchase Agreement.

        “Junior Securities” means all securities of the Company issued and outstanding at any time, other than the Debentures and the Existing Debentures.

        “Lien” and “Permitted Lien” shall have the respective meanings set forth in the Securities Purchase Agreement.

        “Liquidation Event” has the meaning specified in Section 7 hereof.

        “Major Transaction” means a merger, consolidation, business combination, tender offer, exchange of shares, recapitalization, reorganization, redemption or other similar event, as a result of which shares of Common Stock shall be changed into the same or a different number of shares of the same or another class or classes of stock or securities or other assets of the Company or another entity or the Company shall sell all or substantially all of its assets.

        “Market Price” means, as of a particular date, the lesser of (i) the average of the Closing Bid Prices for the Common Stock occurring during the ten (10) Trading Day period ending on (and including) the Trading Day immediately preceding such date and (ii) the Closing Bid Price on the Trading Day immediately preceding such date.

        “Milestone” means each of the following events:

    (i)        the Registration Statement shall have been declared effective and shall be available to the Holder, and shall cover the number of Registrable Securities required by the Registration Rights Agreement, or all Registrable Securities may be sold by the Holder, assuming the Holder is not an affiliate (as defined in Rule 144), pursuant to Rule 144(k);

    (ii)        the Common Stock shall be listed on the Nasdaq National Market, the Nasdaq SmallCap Market or the New York Stock Exchange and trading in the Common Stock on such market or exchange shall not have been suspended;

(iii) the Closing Bid Price shall be greater than $1.50;

    (iv)        the trading volume of shares of Common Stock on the Nasdaq National Market, the Nasdaq SmallCap Market or the New York Stock Exchange, as the case may be, as reported by Bloomberg (or, if Bloomberg is not then reporting such prices, by a comparable reporting service of national reputation selected by the Holders and reasonably satisfactory to the Company), shall have exceeded $500,000 per day for each of the thirty (30) immediately preceding Trading Days; and

(v) an Event of Default (as defined below), or an event that with the passage of time or giving of notice, or both, would constitute an Event of Default, shall not have occurred and be continuing.

        “Person” means any individual, corporation, trust, association, company, partnership, joint venture, limited liability company, joint stock company, Governmental Authority or other entity.

        “Principal Market” means the principal securities exchange or market on which the Common Stock is listed or traded.

        “Real Property” has the meaning specified in the Securities Purchase Agreement.

        “Registrable Securities” has the meaning set forth in the Registration Rights Agreement.

        “Registration Rights Agreement” means the agreement, dated as of March 14, 2005, between the Holder and the Company pursuant to which the Company has agreed to register the shares of Common Stock issuable under the Debentures and the Warrants.

        “Registration Statement” has the meaning set forth in the Registration Rights Agreement.

        “Scheduled Interest Payment Date” means each March 31, June 30, September 30, and December 31 following the Issue Date, with the first Scheduled Interest Payment Date occurring on March 31, 2005, provided, that if any of such days in any year is not a Business Day, then the Scheduled Interest Payment Date shall be the Business Day immediately following such date.

        “Trading Day” means any day on which the Common Stock is purchased and sold on the Principal Market.

        All definitions contained in this Debenture are equally applicable to the singular and plural forms of the terms defined. The words “hereof”, “herein” and “hereunder” and words of similar import referring to this Debenture refer to this Debenture as a whole and not to any particular provision of this Debenture. Any capitalized term that is not defined herein shall have the meaning specified in the Securities Purchase Agreement.

2. INTEREST.

    (a)        Interest Accrual. This Debenture shall bear interest on the unpaid principal amount hereof (“Interest”) at an annual rate equal to the Applicable Interest Rate in effect from time to time, computed on the basis of a 360-day year and calculated using the actual number of days elapsed since the Issue Date or the day on which Interest was most recently paid, as the case may be, and if not timely paid as provided herein, compounded quarterly on each Scheduled Interest Payment Date. The Company shall pay accrued and unpaid Interest in cash (i) on each Scheduled Interest Payment Date, (ii) on the Maturity Date and (iii) on any date on which the entire principal amount of this Debenture is paid in full (whether through conversion or otherwise) (each of (i), (ii) and (iii) being referred to herein as an “Interest Payment Date”).

    (b)        Default Interest. Any amount of Interest that is not paid on the relevant Interest Payment Date shall bear interest at the Default Interest Rate. The Company must pay interest at the Default Interest Rate in cash on or before the fifth (5th) Business Day following the last day of each calendar month in which such interest accrues.

3. CONVERSION.

    (a)        Right to Convert. Subject to the conditions and limitations specifically provided herein or in the Securities Purchase Agreement, the Holder shall have the right to convert, at any time and from time to time after the Issue Date, (i) all or any part of the outstanding and unpaid principal amount of this Debenture and (ii) at the Holder’s option, in its sole discretion, all accrued and unpaid Interest hereon, into such number of fully paid and non-assessable Conversion Shares as is determined in accordance with the terms hereof (a “Conversion”). In the event that the Holder elects to convert all or any Interest accrued hereon, the amount of Interest otherwise due and payable hereunder shall be reduced by the amount so converted.

    (b)        Conversion Notice. In order to convert principal of (and, if the Holder so elects, Interest accrued on) this Debenture, the Holder shall send by facsimile transmission, at any time prior to 5:00 p.m., eastern time, on the Business Day on which the Holder wishes to effect such Conversion (the “Conversion Date”), a properly completed notice of conversion to the Company, in the form set forth on Annex I hereto, stating the amount of principal (and accrued Interest, if applicable) to be converted and a calculation of the number of shares of Common Stock issuable upon such Conversion (a “Conversion Notice”). The Conversion Notice shall also state the name or names (with address) in which the shares of Common Stock that are issuable on such conversion shall be issued. If shares are to be issued in the name of a person other than the Holder, the Holder will pay all transfer taxes payable with respect thereto. The Holder shall not be required to physically surrender this Debenture to the Company in order to effect a Conversion. The Company shall maintain a record showing, at any given time, the unpaid principal amount of this Debenture and the date of each Conversion or other payment of principal hereof. The Holder shall amend Annex II hereto upon any such Conversion or payment of principal to reflect the unpaid principal amount hereof. In the case of a dispute as to the number of Conversion Shares issuable upon a Conversion (including without limitation as a result of adjustments to the Conversion Price made in accordance with Section 4 below), the Company shall promptly issue to the Holder the number of Conversion Shares that are not disputed and shall submit the disputed calculations to its independent accountants within two (2) Business Days of receipt of the Holder’s Conversion Notice. The Company shall use its best efforts to cause such accountants to calculate the Conversion Price as provided herein and to notify the Company and the Holder of the results in writing no later than two (2) Business Days following the day on which such accountant received the disputed calculations (the “Dispute Procedure”). Such accountant’s calculation shall be deemed conclusive absent manifest error. The fees of any such accountant shall be borne by the party whose calculations are most at variance with those of such accountant.

    (c)        Number of Conversion Shares; Conversion Price. The number of Conversion Shares to be delivered by the Company pursuant to a Conversion shall be equal to the principal amount of (and, if the Holder so elects, Interest accrued on) this Debenture being converted divided by the Conversion Price.

    (d)        Delivery of Common Stock Upon Conversion. Upon receipt of a Conversion Notice, the Company shall, no later than the close of business on the third (3rd) Business Day following the later to occur of (i) the Conversion Date set forth in such Conversion Notice and (ii) the date on which the transfer taxes specified in paragraph 3(b), if any, are paid in full (the “Delivery Date”), issue and deliver or cause to be delivered to the Holder the number of Conversion Shares determined pursuant to paragraph 3(c) above, provided, however, that any Conversion Shares that are the subject of a Dispute Procedure shall be delivered no later than the close of business on the third (3rd) Business Day following the determination made pursuant thereto. The Company shall effect delivery of Conversion Shares to the Holder, as long as the Company’s designated transfer agent or co-transfer agent in the United States for the Common Stock (the “Transfer Agent”) participates in the Depository Trust Company (“DTC”) Fast Automated Securities Transfer program (“FAST”), by crediting the account of the Holder or its nominee at DTC (as specified in the applicable Conversion Notice) with the number of Conversion Shares required to be delivered, no later than the close of business on such Delivery Date. In the event that the Transfer Agent is not a participant in FAST or if the Holder so specifies in a Conversion Notice or otherwise in writing on or before the Conversion Date, the Company shall effect delivery of Conversion Shares by delivering to the Holder or its nominee physical certificates representing such Conversion Shares, no later than the close of business on such Delivery Date. If any Conversion would create a fractional Conversion Share, such fractional Conversion Share shall be disregarded and the number of Conversion Shares issuable upon such Conversion, in the aggregate, shall be the nearest whole number of Conversion Shares. Conversion Shares delivered to the Holder shall not contain any restrictive legend unless such legend is required pursuant to the terms of the Securities Purchase Agreement.

    (e)        Failure to Deliver Conversion Shares.

        In the event that the Company fails for any reason to deliver to the Holder the number of Conversion Shares specified in a Conversion Notice (without any restrictive legend to the extent permitted by the terms of the Securities Purchase Agreement) on or before the second (2d) Business Day following the Delivery Date therefor (a “Conversion Default”), the Holder shall have the right to receive from the Company the greater of the following amounts:

        (A)        an amount equal to (i) (N/365) multiplied by (ii) the principal amount of, and any Interest accrued on, this Debenture represented by the Conversion Shares which remain the subject of such Conversion Default multiplied by (iii) the Default Interest Rate, where “N” equals the number of days elapsed between the original Delivery Date of such Conversion Shares and the date on which such Conversion Default has been cured; and

        (B)        an amount equal to (i) the aggregate amount paid by the Holder for shares of Common Stock purchased by the Holder in order to make delivery on a sale effected in anticipation of receiving Conversion Shares upon such Conversion minus (ii) the aggregate amount of net proceeds, if any, received by the Holder from the sale of the Conversion Shares issued by the Company pursuant to such Conversion.

        In addition to its right to receive the foregoing amounts, the Holder shall have the right to pursue all other remedies available to it at law or in equity (including, without limitation, a decree of specific performance and/or injunctive relief). Amounts payable under this paragraph (e) shall be paid to the Holder in immediately available funds on or before the fifth (5th) Business Day following written notice from the Holder to the Company specifying the amount owed to it by the Company pursuant to this paragraph (e).

    (f)        Limitations on Right to Convert.

        In no event shall the Holder be permitted to convert principal of or Interest on this Debenture in excess of that amount upon the Conversion of which (x) the number of Conversion Shares to be issued pursuant to such Conversion plus (y) the number of shares of Common Stock beneficially owned by the Holder (other than Common Stock which may be deemed beneficially owned except for being subject to a limitation on conversion or exercise analogous to the limitation contained in this paragraph (f)) would exceed 4.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of the Company and the Holder that the Holder not be deemed at any time to have the power to vote or dispose of greater than 4.99% of the number of shares of Common Stock issued and outstanding at any time. Nothing contained herein shall be deemed to restrict the right of the Holder to convert such excess principal amount at such time as such Conversion will not violate the provisions of this paragraph (f). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder. To the extent that the limitation contained in this paragraph (f) applies (and without limiting any rights the Company may otherwise have), the Company may rely on the Holder’s determination of whether this Debenture is convertible pursuant to the terms hereof, the Company having no obligation whatsoever to verify or confirm the accuracy of such determination, and the submission of a Conversion Notice by the Holder shall be deemed to be the Holder’s representation that this Debenture is convertible pursuant to the terms hereof. The Company shall have no liability to any person if the Holder’s determination of whether this Debenture is convertible pursuant to the terms hereof is incorrect. The holders of Common Stock are to be deemed third-party beneficiaries of the limitation imposed hereby and, accordingly, this paragraph may not be amended without the consent of the holders of a majority of the shares of Common Stock then outstanding; provided, however, that the Holder shall have the right, upon sixty (60) days’ prior written notice to the Company, to waive the provisions of this paragraph (f) in the event that either a Fundamental Change or Liquidation Event is announced or occurs, without obtaining such consent.

4.     ADJUSTMENTS TO CONVERSION PRICE.

    (a)        Stock Splits, Stock Dividends, Etc. If, at any time on or after the Issue Date, the number of outstanding shares of Common Stock is increased by a stock split, stock dividend, combination, reclassification or other similar event, the Conversion Price shall be proportionately reduced, or if the number of outstanding shares of Common Stock is decreased by a reverse stock split, combination, reclassification or other similar event, the Conversion Price shall be proportionately increased. In such event, the Company shall notify the Company’s transfer agent of such change on or before the effective date thereof.

    (b)        Major Transactions. If, at any time after the Issue Date, any Major Transaction shall occur, then the Holder shall thereafter have the right to receive upon Conversion, in lieu of the shares of Common Stock otherwise issuable, such shares of stock, securities and/or other property as would have been issued or payable upon such Major Transaction with respect to or in exchange for the number of shares of Common Stock which would have been issuable upon Conversion had such Major Transaction not taken place (without giving effect to any limitations on such Conversion contained in this Debenture or the Securities Purchase Agreement). The Company shall not effect any Major Transaction unless (i) the Holder has received written notice of such transaction at least thirty (30) days prior thereto (which period shall be increased to sixty one (61) days if, at such time, without giving effect to the limitation on conversion contained in paragraph 3(f) hereof, the Holder would beneficially own more than 4.9% of the Common Stock then outstanding, and the Holder has notified the Company in writing of such circumstance) but in no event later than fifteen (15) days prior to the record date for the determination of stockholders entitled to vote with respect thereto; provided, however, that the Company shall publicly disclose the material terms of any such Major Transaction on or before the date on which it delivers notice of a Major Transaction to the Holder, and (ii) the resulting successor or acquiring entity (if not the Company) assumes by written instrument (in form and substance reasonable satisfactory to the Holder) the obligations of the Company under this Debenture (including, without limitation, the obligation to make payments of Interest accrued but unpaid through the date of such consolidation, merger or sale and accruing thereafter). The above provisions shall apply regardless of whether or not there would have been a sufficient number of shares of Common Stock authorized and available for issuance upon Conversion of this Debenture as of the date of such transaction, and shall similarly apply to successive Major Transactions.

    (c)        Distributions. If, at any time after the Issue Date, the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend or otherwise (including any dividend or distribution to the Company’s stockholders in cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a “Distribution”), the Company shall deliver written notice of such Distribution (a “Distribution Notice”) to the Holder at least fifteen (15) Business Days prior to the earlier to occur of (i) the record date for determining stockholders entitled to such Distribution (the “Record Date”) and (ii) the date on which such Distribution is made (the “Distribution Date”). The Holder shall be entitled, at its option (to be exercised by written notice delivered to the Company on or before the fifteenth (15th) Business Day following the date on which a Distribution Notice is delivered to the Holder), either (A) upon any Conversion of this Debenture on or after the Record Date, to be entitled to receive, on the Distribution Date (for Conversions effected prior to the Distribution Date) or the applicable Delivery Date (for Conversions effected after the Distribution Date), the amount of such assets which would have been payable to the holder with respect to the shares of Common Stock issuable upon such Conversion (without giving effect to any limitations on such Conversion contained in this Debenture or the Securities Purchase Agreement) had the Holder been the holder of such shares of Common Stock on the Record Date or (B) upon any Conversion of this Debenture on or after the Distribution Date, to reduce the Conversion Price applicable to such Conversion by reducing the Conversion Price in effect on the Business Day immediately preceding the Record Date by an amount equal to the fair market value of the assets to be distributed divided by the number of shares of Common Stock as to which such Distribution is to be made, such fair market value to be reasonably determined in good faith by the independent members of the Board of Directors. Notwithstanding anything herein to the contrary, if the Holder does not notify the Company of whether the Holder has elected clause (A) or (B) in the preceding sentence by the date that is fifteen (15) Business Days after the date on which the Company delivers a Distribution Notice to the Holder, the Company shall have the right, exercisable upon written notice to the Holder, to determine whether clause (A) or (B) shall be applicable to Conversions effected on or after the Distribution Date.

    (d)        Convertible Securities; Purchase Rights. If, at any time after the Issue Date, the Company issues any securities or other instruments which are convertible into or exercisable or exchangeable for Common Stock (“Convertible Securities”) or options, warrants or other rights to purchase or subscribe for Common Stock or Convertible Securities (“Purchase Rights”) to the record holders of the Common Stock, whether or not such Convertible Securities or Purchase Rights are immediately convertible, exercisable or exchangeable, then the Holders shall be entitled, upon any Conversion of this Debenture after the date of record for determining stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights are issued), to receive the aggregate number of Convertible Securities or Purchase Rights which the Holder would have received with respect to the shares of Common Stock issuable upon such conversion (without giving effect to any limitations on such Conversion contained in this Debenture or the Securities Purchase Agreement) had the Holder been the holder of such shares of Common Stock on the record date for the determination of stockholders entitled to receive such Convertible Securities or Purchase Rights (or if no such record is taken, the date on which such Convertible Securities or Purchase Rights were issued).

    (e)        Dilutive Issuances.

    (i)        Adjustment Upon Dilutive Issuance. If, at any time after the Issue Date, the Company issues or sells, or in accordance with subparagraph (ii) of this paragraph (e) is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Conversion Price on the date of such issuance or sale (or deemed issuance or sale) (a “Dilutive Issuance”), then the Conversion Price shall be adjusted as follows:

    (A)        If such Dilutive Issuance occurs prior to the Effective Date, then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted so as to equal the consideration received or receivable by the Company (on a per share basis) for the additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (ii) below). Notwithstanding the foregoing, prior to the Effective Date, the Company will not engage in any transaction that would result in the issuance or deemed issuance of shares of Common Stock (other than Excluded Securities (as defined below) for no consideration.

    (B)        If such Dilutive Issuance occurs on or after the Effective Date, then effective immediately upon the Dilutive Issuance, the Conversion Price shall be adjusted so as to equal an amount determined by multiplying such Conversion Price by the following fraction:

N0 + N1 N0 + N2

      where:

N0 = the number of shares of Common Stock outstanding immediately prior to the issuance, sale or deemed issuance or sale of such additional shares of Common Stock in such Dilutive Issuance (without taking into account any shares of Common Stock issuable upon conversion, exchange or exercise of any Convertible Securities or Purchase Rights, including the Debentures and Warrants);

N1 = the number of shares of Common Stock which the aggregate consideration, if any, received or receivable by the Company for the total number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance (which, in the case of a deemed issuance or sale, shall be calculated in accordance with subparagraph (ii) below) would purchase at the Conversion Price in effect immediately prior to such Dilutive Issuance; and

N2 = the number of such additional shares of Common Stock so issued, sold or deemed issued or sold in such Dilutive Issuance.

Notwithstanding the foregoing, no adjustment shall be made pursuant hereto if such adjustment would result in an increase in the Conversion Price.

    (ii)        Effect On Conversion Price Of Certain Events. For purposes of determining the adjusted Conversion Price under subparagraph (i) of this paragraph (e), the following will be applicable:

(A)        Issuance Of Purchase Rights. If the Company issues or sells any Purchase Rights, whether or not immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such Purchase Rights (and the price of any conversion of Convertible Securities, if applicable) is less than the Conversion Price in effect on the date of issuance or sale of such Purchase Rights, then the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable) shall, as of the date of the issuance or sale of such Purchase Rights, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the “price per share for which Common Stock is issuable upon the exercise of such Purchase Rights” shall be determined by dividing (x) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Purchase Rights, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Purchase Rights, plus, in the case of Convertible Securities issuable upon the exercise of such Purchase Rights, the minimum aggregate amount of additional consideration payable upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in subparagraph (ii)(B) below) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (y) the maximum total number of shares of Common Stock issuable upon the exercise of all such Purchase Rights (assuming full conversion, exercise or exchange of Convertible Securities, if applicable). No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon the exercise of such Purchase Rights or upon the conversion, exercise or exchange of Convertible Securities issuable upon exercise of such Purchase Rights. To the extent that shares of Common Stock or Convertible Securities are not delivered pursuant to such Purchase Rights, upon the expiration or termination of such Purchase Rights, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Purchase Rights been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(B)        Issuance Of Convertible Securities. If the Company issues or sells any Convertible Securities, whether or not immediately convertible, exercisable or exchangeable, and the price per share for which Common Stock is issuable upon such conversion, exercise or exchange is less than the Conversion Price in effect on the date of issuance or sale of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the conversion, exercise or exchange of all such Convertible Securities shall, as of the date of the issuance or sale of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. If the Convertible Securities so issued or sold do not have a fluctuating conversion or exercise price or exchange ratio, then for the purposes of the immediately preceding sentence, the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange thereof (determined in accordance with the calculation method set forth in this subparagraph (ii)(B)) at the time such Convertible Securities first become convertible, exercisable or exchangeable, by (B) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. If the Convertible Securities so issued or sold have a fluctuating conversion or exercise price or exchange ratio (a “Variable Rate Convertible Security”); provided, however, that if the conversion or exercise price or exchange ratio of a Convertible Security may fluctuate solely as a result of provisions designed to protect against dilution,such Convertible Security shall not be deemed to be a Variable Rate Convertible Security, then for purposes of the first sentence of this subparagraph (b), the “price per share for which Common Stock is issuable upon such conversion, exercise or exchange” shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Variable Rate Convertible Security have been satisfied) if the conversion price of such Variable Rate Convertible Security on the date of issuance or sale thereof were seventy-five percent (75%) of the actual conversion price on such date (the “Assumed Variable Market Price”), and, further, if the conversion price of such Variable Rate Convertible Security at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this paragraph (e) with respect to any Variable Rate Convertible Security, the Conversion Price in effect at such time shall be readjusted to equal the Conversion Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been seventy-five percent (75%) of the actual conversion price of such Variable Rate Convertible Security existing at the time of the adjustment required by this sentence. No further adjustment to the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion, exercise or exchange of such Convertible Securities. To the extent that shares of Common Stock are not delivered pursuant to conversion of such Convertible Securities, upon the expiration or termination of the right to convert such Convertible Securities into Common Stock, the Conversion Price shall be readjusted to the Conversion Price that would then be in effect had the adjustments made upon the issuance of such Convertible Securities been made on the basis of delivery of only the number of shares of Common Stock actually delivered.

(C)        Change In Option Price Or Conversion Rate. If there is a change at any time in (x) the amount of additional consideration payable to the Company upon the exercise of any Purchase Rights; (y) the amount of additional consideration, if any, payable to the Company upon the conversion, exercise or exchange of any Convertible Securities; or (z) the rate at which any Convertible Securities are convertible into or exercisable or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such change shall be readjusted to the Conversion Price which would have been in effect at such time had such Purchase Rights or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion, exercise or exchange rate, as the case may be, at the time initially issued or sold.

(D)        Calculation Of Consideration Received. If any Common Stock, Purchase Rights or Convertible Securities are issued or sold for cash, the consideration received therefor will be the amount received by the Company therefor. In case any Common Stock, Purchase Rights or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, including in the case of a strategic or similar arrangement in which the other entity will provide services to the Company, purchase services from the Company or otherwise provide intangible consideration to the Company, the amount of the consideration other than cash received by the Company (including the net present value of the consideration expected by the Company for the provided or purchased services) shall be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the average of the last sale prices thereof on the principal market for such securities during the period of ten Trading Days immediately preceding the date of receipt. In case any Common Stock, Purchase Rights or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Purchase Rights or Convertible Securities, as the case may be. Notwithstanding anything else herein to the contrary, if Common Stock, Purchase Rights or Convertible Securities are issued or sold in conjunction with each other as part of a single transaction or in a series of related transactions, the Holder may elect to determine the amount of consideration deemed to be received by the Company therefor by deducting the fair value of any type of securities (the “Disregarded Securities”) issued or sold in such transaction or series of transactions. If the holder makes an election pursuant to the immediately preceding sentence, no adjustment to the Conversion Price shall be made pursuant to this paragraph (e) for the issuance of the Disregarded Securities or upon any conversion, exercise or exchange thereof. The independent members of the Board of Directors shall calculate reasonably and in good faith, using standard commercial valuation methods appropriate for valuing such assets, the fair market value of any consideration other than cash or securities.

(E)        Issuances Pursuant To Existing Securities. If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments (other than as a result of stock splits, stock dividends and the like) contained in any Convertible Securities or Purchase Rights outstanding as of the date hereof but not specifically disclosed in a schedule to the Securities Purchase Agreement, then all shares of Common Stock so issued shall be deemed to have been issued for no consideration. If the Company issues (or becomes obligated to issue) shares of Common Stock pursuant to any antidilution or similar adjustments contained in any Convertible Securities or Purchase Rights specifically disclosed in a schedule to the Securities Purchase Agreement as a result of the issuance of the Debentures or Warrants and the number of shares that the Company issues (or is obligated to issue) as a result of such initial issuance exceeds the amount specified in such schedule, such excess shares shall be deemed to have been issued for no consideration.

    (iii)        Exceptions To Adjustment Of Conversion Price. Notwithstanding the foregoing, no adjustment to the Conversion Price shall be made pursuant to this paragraph (e) upon the issuance of any Excluded Securities. For purposes hereof, “Excluded Securities” means (I) the Securities and the Existing Securities; (II) securities issued upon conversion or exercise of the Existing Securities; (III) shares of Common Stock issuable or issued to (x) employees, consultants or directors from time to time upon the exercise of options, in such case granted or to be granted in the discretion of the Board of Directors pursuant to one or more stock option plans or restricted stock plans in effect as of the Issue Date or adopted after the Issue Date by the independent members of the Board of Directors with substantially the same terms as such plans in effect as of the Issue Date, and (y) vendors pursuant to warrants to purchase Common Stock that are outstanding on the date hereof or issued hereafter, provided such issuances are approved by the Board of Directors; (IV) any borrowings, direct or indirect, from financial institutions by the Company that are approved by the Board of Directors, including any type of loan or payment evidenced by any type of Debt instrument, provided the value of the equity portion of any such borrowings, including warrants, options or other rights to purchase capital stock and other interests convertible into capital stock of the Company, does not exceed ten percent (10%) of such borrowing; (V) shares of Common Stock issued in connection with any stock split, stock dividend or recapitalization of the Company; (VI) shares of Common Stock issued in connection with the acquisition by the Company of any corporation or other entity occurring after the Effective Date and as long as a fairness opinion with respect to such acquisition is rendered by an investment bank of national recognition; (VII) shares of Common Stock issued in connection with any Convertible Securities or Purchase Rights outstanding on the date hereof, including, without limitation, the Existing Securities; and (VIII) shares issued to Persons with whom the Company is entering into a joint venture, strategic alliance or other commercial relationship in connection with the operation of the Company ‘s business and not in connection with a transaction the purpose of which is to raise equity capital.

    (iv)        Notice Of Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this paragraph (e) resulting in a change in the Conversion Price by more than one percent (1%), or any change in the number or type of stock, securities and/or other property issuable upon Conversion of this Debenture, the Company, at its expense, shall promptly compute such adjustment, readjustment or change and prepare and furnish to the Holder a certificate setting forth such adjustment, readjustment or change and showing in detail the facts upon which such adjustment, readjustment or change is based. The Company shall, upon the written request at any time of the Holder, furnish to the Holder a like certificate setting forth (i) such adjustment, readjustment or change, (ii) the Conversion Price at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other securities or property which at the time would be received upon Conversion of this Debenture.

5.     FORCED CONVERSION.

    (a)        Forced Conversion. In the event that all of the Milestones are satisfied on each Trading Day occurring during any period of twenty-two (22) consecutive Trading Days commencing after the Issue Date (a “Forced Conversion Period”), the Company shall have the right to require Conversion of this Debenture (a “Forced Conversion”). In the event of a Forced Conversion, the Company and the Holder shall follow the procedures for Conversion set forth in Section 3 above, with the Forced Conversion Date (as defined below) deemed to be the Conversion Date for purposes of Section 3, except that the Holder shall not be required to send a Conversion Notice as contemplated by paragraph (b) of Section 3.

    (b)        Forced Conversion Notice. In order to effect a Forced Conversion hereunder, the Company must deliver to the Holder written notice thereof (a “Forced Conversion Notice”) on or before 5:00 p.m. (eastern time) on the Business Day immediately following the last Trading Day of the Forced Conversion Period (such Business Day, the “Forced Conversion Date”) and, at the same time that it delivers such notice, the Company shall send a copy of such notice by email as long as the Holder has provided an email address to the Company. Notwithstanding the delivery by the Company of a Forced Conversion Notice, nothing contained herein shall be deemed to limit in any way (i) the right of the Holder to convert this Debenture prior to the Forced Conversion Date or (ii) the availability of any and all remedies that are provided to the Holder hereunder, including without limitation in the event that the Company fails to deliver Conversion Shares upon a Forced Conversion as required by the terms of Section 3 hereof. The Forced Conversion Notice shall specify the aggregate principal amount of the Debentures that is subject to the Forced Conversion, which amount shall not exceed the aggregate dollar volume traded on the Company’s principal market during the seven (7) Trading Days immediately preceding the Forced Conversion Date and (ii) shall be allocated among the holders of the Debentures on a pro rata basis; provided, however, that in no event shall any amount of principal be converted hereunder if, as a result, any limitation on Conversion contained herein or in the Securities Purchase Agreement would be violated. On the Forced Conversion Date, the Holder will be deemed to have converted an amount of principal of this Debenture equal to (A) its pro rata share of the aggregate principal amount specified in the Forced Conversion Notice minus (B) the amount of principal of this Debenture converted by the Holder during the twenty-two trading days immediately preceding the Forced Conversion Date.

6. EVENTS OF DEFAULT; MANDATORY REDEMPTION.

    (a)       Mandatory Redemption. In the event that an Event of Default (as defined below) or a Fundamental Change occurs, the Holder shall have the right, upon written notice to the Company (a “Mandatory Redemption Notice”), to have all or any portion of the unpaid principal amount of this Debenture, plus all accrued and unpaid Interest thereon, redeemed by the Company (a “Mandatory Redemption”) at the Mandatory Redemption Price (as defined below) in same day funds. The Mandatory Redemption Notice shall specify the effective date of such Mandatory Redemption (the “Mandatory Redemption Date”), which date must be at least five (5) Business Days following the Business Day on which the Mandatory Redemption Notice is delivered to the Company, and the amount of principal and Interest to be redeemed. In order to effect a Mandatory Redemption hereunder, the Holder must deliver a Mandatory Redemption Notice no later than the close of business on the Business Day immediately following the first Business Day on which an Event of Default is no longer continuing; provided, however, that with respect to a Fundamental Change, the Holder must deliver a Mandatory Redemption Notice no later than the close of business on the third (3rd) Business Day following the date on which the Fundamental Change is effected.

    (a)       Mandatory Redemption Price Upon Fundamental Change. In the event of a Fundamental Change, then the “Mandatory Redemption Price” shall be equal to:

    (i)        if such Fundamental Change occurs on or prior to the first (1st) anniversary of the Closing Date, the product of (A) the sum of (x) the unpaid principal hereof being redeemed plus (y) accrued and unpaid Interest thereon times (B) one hundred twenty percent (120%);

    (ii)        if such Fundamental Change occurs after the first (1st) anniversary of the Closing Date and on or prior to the second (2nd) anniversary of the Closing Date, the product of (A) the sum of (x) the unpaid principal hereof being redeemed plus (y) accrued and unpaid Interest thereon times (B) one hundred fifteen percent (115%); and

    (iii)        if such Fundamental Change occurs after the second (2nd) anniversary of the Closing Date, the product of (A) the sum of (x) the unpaid principal hereof being redeemed plus (y) accrued and unpaid Interest thereon times (B) one hundred ten percent (110%).

    (c)       Mandatory Redemption Price Upon Event of Default. In the event of an Event of Default, the “Mandatory Redemption Price” shall be equal to the greater of:

(i) the product of (A) the sum of (x) the unpaid principal hereof being redeemed plus (y) accrued and unpaid Interest thereon times (B) one hundred five percent (105%);

    (ii)        the product of (A) the number of Conversion Shares that would then be issuable upon conversion of the portion of this Debenture being redeemed (without regard to any limitation on such conversion or exercise) times (B) the Market Price then in effect.

    (d)       Payment of Mandatory Redemption Price.

    (i)            The Company shall pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date. In the event that the Company redeems the entire remaining unpaid principal amount of this Debenture, and pays to the Holder all Interest accrued thereon and all other amounts due in connection therewith, the Holder shall return this Debenture to the Company for cancellation.

    (ii)            If the Company fails to pay the Mandatory Redemption Price to the Holder within five (5) Business Days of the Mandatory Redemption Date, the Holder shall be entitled to interest thereon at the Default Interest Rate from the Mandatory Redemption Date until the date on which Mandatory Redemption Price has been paid in full.

    (e)        Events of Default. Each of the following events shall be deemed an “Event of Default”:

(i) a Liquidation Event occurs or is publicly announced;

    (ii)            the Company breaches or provides notice of its intent to breach, in a material respect, any covenant or other material term or condition of this Debenture (including without limitation any payment obligation thereunder), the Securities Purchase Agreement, the Security Agreement, the Registration Rights Agreement or any other Transaction Document, including but not limited to the Company’s failure to deliver Conversion Shares and Warrant Shares on or before the Delivery Date therefor, and such breach continues for a period of ten (10) Business Days following written notice thereof from the Holder, provided, that if during such ten Business Day period, the Company is diligently and in good faith taking steps to cure such breach, such period will be extended from ten Business Days to fifteen (15) Business Days;

    (iii)            any representation or warranty made by the Company contained in this Debenture, the Securities Purchase Agreement, the Security Agreement, the Registration Rights Agreement or any other Transaction Document is inaccurate or misleading in any material respect as of the date such representation or warranty was made; provided, however, that to the extent any such representation or warranty is capable of being cured with the same effect as though such representation or warranty were true and accurate as of the date made, the Company shall have a period of five (5) Business Days following written notice from the Holder that such representation or warranty is inaccurate or misleading to effect such cure; provided, that if during such five Business Day period, the Company is diligently and in good faith taking steps to cure such breach, such period will be extended from five Business Days to ten (10) Business Days;

    (iv)            a default occurs, after giving effect to any applicable grace or cure period, under or with respect to any instrument that evidences Debt of the Company or any of its Subsidiaries in a principal amount exceeding $100,000; and

    (v)            the occurrence of (x) any “Event of Default” as such term is defined in the Existing Debentures, or (y) any event or circumstance that with the lapse of time or giving of notice (or both) would constitute such “Event of Default.”

    (f)        Redemption Upon Distribution by EnerDel or GES. In the event that either EnerDel or GES makes a cash distribution to the Company, the Company shall promptly notify the Holder in writing of such distribution. The Holder shall have the right to cause the Company to redeem a portion of this Debenture equal to the Holder’s Pro Rata Share (as hereinafter defined) of such distribution. The term “Pro Rata Share” means, with respect to the Holder, the percentage obtained by dividing (i) the amount of principal and accrued and unpaid interest outstanding on this Debenture by (ii) the aggregate amount of principal and accrued and unpaid interest then outstanding on all of the Debentures. In order to exercise the redemption right set forth herein with respect to a distribution, the Holder must notify the Company in writing of its election to exercise such redemption right within five Business Days of receiving notice of such distribution. The Company shall pay the applicable redemption amount to the Holder no later than two Business Days upon receipt of such redemption notice.

7.     PRIORITY ON LIQUIDATION.

        The rights of the Debentures and the Existing Debentures shall be pari passu and shall each rank senior to any other Debt of the Company or Junior Securities. In the event of (x) any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company, the Company Subsidiaries or to its or their creditors, as such, or to its or their assets or (y) the dissolution or other winding up of the Company or the Company Subsidiaries, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy proceedings, or (z) any assignment for the benefit of creditors or any marshalling of the material assets or material liabilities of the Company or any Company Subsidiary (each a “Liquidation Event”), the holders of the Debentures shall be entitled, pari passu with the amounts payable to the holders of the Existing Debentures, to receive payment in full of all principal of, and all Interest and other amounts due or to become due on, the Debentures before any payment on account of principal, premium, if any, interest, dividends or any other amounts is made on any Debt of the Company or Junior Securities, whether on account of any purchase, exchange or redemption or other acquisition of such Debt or Junior Securities, at maturity or otherwise. Notwithstanding the foregoing, in the event that an involuntary petition in bankruptcy is filed against the Company or any Company Subsidiary, such event shall not be deemed to be a Liquidation Event as long as the Company or such Subsidiary actively contests such petition and obtains a dismissal thereof within ninety (90) days of such filing.

8.     PREPAYMENT.

        The Company shall not be entitled to prepay principal of this Debenture until the third (3rd) anniversary of the Issue Date. The amount payable by the Company to the Holder upon any such prepayment shall be equal to one hundred and three percent (103%) of the amount of unpaid principal hereof, plus accrued interest. The Company shall deliver written notice of any such prepayment to the Holder at least twenty (20) Trading Days prior to the date on which such prepayment is intended to be made. The Company shall not prepay principal of any Debenture unless it prepays the principal of each of the other Debentures on a pro rata basis. Notwithstanding the foregoing, the Holder may convert all or any portion of this Debenture at any time or from time to time prior to the date on which such prepayment is actually made.

9.     TAXES.

Notwithstanding any other provision of this Debenture or any other Transaction Document, for income tax purposes, any assignee or transferee shall agree that the Company and the Transfer Agent shall be permitted to withhold from any amounts payable to such assignee or transferee any taxes required by law to be withheld from such amounts. Unless exempt from the obligation to do so, each assignee or transferee shall execute and deliver to the Company or the Transfer Agent, as applicable, a properly completed Form W-8 or W-9, indicating that such assignee or transferee is not subject to back-up withholding for United States Federal income tax purposes. Each assignee or transferee that does not deliver such a form pursuant to the preceding sentence shall have the burden of proving to the Company’s reasonable satisfaction that it is exempt from such requirement.

10. MISCELLANEOUS.

    (a)        Failure to Exercise Rights not Waiver. No failure or delay on the part of the Holder in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof. All rights and remedies of the Holder hereunder are cumulative and not exclusive of any rights or remedies otherwise available.

    (b)        Notices. Any notice, demand or request required or permitted to be given by the Company or the Holder pursuant to the terms of this Debenture shall be in writing and shall be deemed delivered (i) when delivered personally or by verifiable facsimile transmission, unless such delivery is made on a day that is not a Business Day, in which case such delivery will be deemed to be made on the next succeeding Business Day, (ii) on the next Business Day after timely delivery to an overnight courier and (iii) on the Business Day actually received if deposited in the U.S. mail (certified or registered mail, return receipt requested, postage prepaid), addressed as follows:

      If to the Company:

      Ener1, Inc.
      550 Cypress Creek Road
      Suite 120
      Fort Lauderdale, Florida 33309
      Attn: Kevin P. Fitzgerald
      Tel: 954-202-4442
      Fax: 954-202-2884

      with a copy to:

      Gibson, Dunn & Crutcher LLP
      1050 Connecticut Avenue N.W.
      Washington, DC 20036
      Attn: Stephen I. Glover
      Tel: 202 955-8500
      Fax: 202 467-0539

and if to the Holder, at such address as the Holder shall have furnished the Company in writing.

    (c)        Amendments. No amendment, modification or other change to, or waiver of any provision of, this Debenture may be made unless such amendment, modification or change is (A) set forth in writing and is signed by the Company and the Holder and (B) agreed to in writing by the holders of at least sixty-six percent (66%) of the unpaid principal amount of the Debentures, it being understood that, notwithstanding anything to the contrary contained in any Debenture, upon the satisfaction of the conditions described in (A) and (B) above, each Debenture (including any Debenture held by the Holder who did not execute the agreement specified in (B) above) shall be deemed to incorporate any amendment, modification, change or waiver effected thereby as of the effective date thereof.

    (d)        Transfer of Debenture. The Holder may sell, transfer or otherwise dispose of all or any part of this Debenture (including without limitation pursuant to a pledge) to any person or entity as long as such sale, transfer or disposition is the subject of an effective registration statement under the Securities Act of 1933, as amended, and applicable state securities laws, or is exempt from registration thereunder, and is otherwise made in accordance with the applicable provisions of the Securities Purchase Agreement. From and after the date of any such sale, transfer or disposition, the transferee hereof shall be deemed to be the holder of a Debenture in the principal amount acquired by such transferee, and the Company shall, as promptly as practicable, issue and deliver to such transferee a new debenture identical in all respects to this Debenture, in the name of such transferee. The Company shall be entitled to treat the original Holder as the holder of this entire Debenture unless and until it receives written notice of the sale, transfer or disposition hereof.

    (e)        Lost or Stolen Debenture. Upon receipt by the Company of evidence of the loss, theft, destruction or mutilation of this Debenture, and (in the case of loss, theft or destruction) of indemnity or security reasonably satisfactory to the Company, and upon surrender and cancellation of the Debenture, if mutilated, the Company shall execute and deliver to the Holder a new Debenture identical in all respects to this Debenture.

    (f)        Governing Law. This Debenture shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within the State of New York.

    (g)        Successors and Assigns. The terms and conditions of this Debenture shall inure to the benefit of and be binding upon the respective successors (whether by merger or otherwise) and permitted assigns of the Company and the Holder. The Company may not assign its rights or obligations under this Debenture except as specifically required or permitted pursuant to the terms hereof.

    (h)        Usury. This Debenture is subject to the express condition that at no time shall the Company be obligated or required to pay interest hereunder at a rate which could subject the Holder to either civil or criminal liability as a result of being in excess of the maximum interest rate which the Company is permitted by applicable law to contract or agree to pay.  If by the terms of this Debenture, the Company is at any time required or obligated to pay interest hereunder at a rate in excess of such maximum rate, the rate of interest under this Debenture shall be deemed to be immediately reduced to such maximum rate and the interest payable shall be computed at such maximum rate and all prior interest payments in excess of such maximum rate shall be applied and shall be deemed to have been payments in reduction of the principal balance of this Debenture.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company has caused this Debenture to be signed in its name by its duly authorized officer on the date first above written.

ENER1, INC.

By:____________________________
      Name: Kevin P. Fitzgerald
      Title: Chief Executive Officer

ANNEX I

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal of the 7.5% Senior Secured Convertible Debenture (the “Debenture”) issued by ENER1, INC. (the “Company”) into shares of common stock (“Common Stock”) of the Company according to the terms and conditions of the Debenture. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Debenture.

Date of Conversion:_______________________________

Principal Amount of
Debenture to be Converted:________________________

Amount of Interest
to be Converted:__________________________________

Number of Shares of
Common Stock to be Issued:________________________

Name of Holder:___________________________________

Address:__________________________________________
        __________________________________________
        __________________________________________

Signature:________________________________________
                  Name:
Title:

Holder Requests Delivery to be made: (check one)

 By Delivery of Physical Certificates to the Above Address

 Through Depository Trust Corporation
(Account_____________________________________)

ANNEX II

Schedule of
Decreases
of Principal Amount

Principal Balance	Amount of Decrease	Date
],000,000	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________
_________________	___________________	_________________